Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Aberdeen Income Credit Strategies Fund:

We consent to the use of our report dated December 29, 2020 with respect to the financial statements and financial highlights of the Aberdeen Income Credit Strategies Fund as of October 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2021